EXHIBIT 4.4

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE is made and entered into as of October 1, 2022 (this “Second Supplemental Indenture”), by and among Terra Income Fund 6, Inc., a Maryland corporation (the “Company”), Terra Merger Sub, LLC, a Delaware limited liability company (the “Successor Company”), and U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, as trustee (the “Trustee”). All capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

The Company and the Trustee have executed and delivered an Indenture, dated as of February 10, 2021 (the “Base Indenture” and, as supplemented by the First Supplemental Indenture (as defined below), and as further supplemented by this Second Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Base Indenture.

Pursuant to the First Supplemental Indenture, dated as of February 10, 2021 (the “First Supplemental Indenture”), between the Company and the Trustee, the Company issued its 7.00% Notes due 2026 (the “Notes”).

Section 801 of the Base Indenture provides, among other things, that the Company shall not consolidate with or merge with or into any other corporation or convey or transfer all or substantially all of its properties and assets to any Person, unless:

(a) either the Company shall be the continuing corporation, or the corporation (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed;

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing; and

(c) the Company and the successor Person have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with Article Eight of the Base Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

On May 2, 2022, the Company agreed to merge with and into the Successor Company, with the Successor Company as the surviving entity (the “Merger”).

Pursuant to Section 901 of the Base Indenture, the Company and the Trustee may enter into a supplemental indenture to the Base Indenture, without notice to or consent of any Holder, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company therein and in the Securities.

NOW THEREFORE, for and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

1.	REPRESENTATIONS AND WARRANTIES BY THE SUCCESSOR COMPANY AND THE COMPANY.

(a) The Successor Company hereby represents and warrants to the Trustee and the Company as follows:

(i) (A) the Successor Company is a Person existing under the laws of the State of Delaware; and (B) the Successor Company has assumed pursuant to this Second Supplemental Indenture the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Securities and the performance of every covenant of this Indenture on the part of the Company to be performed or observed;

(ii) the execution, delivery and performance by the Successor Company of this Second Supplemental Indenture, and the assumption by the Successor Company of all of the obligations of the Company under the Indenture, have been duly authorized and approved by all necessary corporate action on its part; and

(iii) the Company and the Successor Company have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the Merger and this Second Supplemental Indenture comply with Article Eight of the Base Indenture and that all conditions precedent therein provided relating to the Second Supplemental Indenture have been complied with.

(b) The Company hereby represents and warrants to the Trustee and to the Successor Company as follows:

(i) immediately after giving effect to the Merger, no Default or Event of Default has occurred or is continuing;

(ii) the Company and the Successor Company have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the Merger and this Second Supplemental Indenture comply with Article Eight of the Base Indenture and that all conditions precedent therein provided relating to the Second Supplemental Indenture have been complied with; and

(iii) the execution, delivery and performance by the Company of this Second Supplemental Indenture have been authorized and approved by all necessary corporate action on its part.

2.	ASSUMPTION AND SUBSTITUTION BY THE SUCCESSOR COMPANY.

(a) In accordance with Section 801(1) of the Base Indenture, the Successor Company hereby expressly, unconditionally and irrevocably assumes the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Securities and the performance of every covenant of this Indenture on the part of the Company to be performed or observed.

(b) Pursuant to Section 802 of the Base Indenture, the Successor Company shall hereby succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein; and the Company shall be discharged from all obligations and covenants under the Indenture and the Securities and may be dissolved and liquidated.

3.	MISCELLANEOUS.

(a) This Second Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

(b) In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c) This Second Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Second Supplemental Indenture. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes.

(d) The Base Indenture, as supplemented and amended by the First Supplemental Indenture and this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, the First Supplemental Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Base Indenture or the First Supplemental Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture.

(e) The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

(f) The recitals contained herein and in the Notes shall be taken as the statements of the Company and the Successor Company, as applicable, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture, the Notes or any Additional Notes (as defined in the First Supplemental Indenture), except that the Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture and perform its obligations hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

TERRA INCOME FUND 6, INC., as the Company

By:	/s/ Gregory M. Pinkus
Name:	Gregory M. Pinkus
Title:	Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary

TERRA MERGER SUB, LLC, as the Successor Company

By:	/s/ Gregory M. Pinkus
Name:	Gregory M. Pinkus
Title:	Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary

U.S. Bank Trust Company, National Association, as successor to U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Christopher J. Grell
Name:	Christopher J. Grell
Title:	Vice President

[Signature page to Second Supplemental Indenture]